EXHIBIT 2.4

THIRD AMENDMENT TO CONTRACT OF SALE

THIS THIRD AMENDMENT TO CONTRACT OF SALE (“Amendment”) by and between PARKLANE/CEDAR HILL, LTD., a Texas limited partnership (“Seller”), and KRG CEDAR HILL PLAZA, LP, a Delaware limited partnership (“Purchaser”), is made and entered into this             day of August, 2004 (“Effective Date”).

RECITALS

A.                                   WHEREAS, Seller and Kite Capital, LLC (“Capital”) entered into that certain Contract of Sale dated January 28, 2004, as amended by that certain Amendment to Contract of Sale dated April 7, 2004, and as further amended by that certain Second Amendment to Contract of Sale dated June 30, 2004 (collectively, the “Agreement”) for the purchase by Capital and the sale by Seller of certain real estate located in Cedar Hill, Texas, known as Plaza at Cedar Hill Shopping Center, being more particularly described in Exhibit A to the Agreement (the “Property”);

B.                                     WHEREAS, Capital assigned all of its interest in the Agreement to KRG Capital, LLC (“KRG”), pursuant to that certain Assignment and Assumption of Contract of Sale dated August 9, 2004;

C.                                     WHEREAS, KRG subsequently assigned all of its interest in the Agreement to Purchaser, pursuant to that certain Assignment and Assumption of Contract of Sale dated August 16, 2004; and

D.                                    WHEREAS, Seller and Purchaser desire to further amend the terms of the Agreement to extend the Closing Date (as defined in the Agreement), upon the terms and conditions contained herein.

NOW THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                       The Recitals set forth above are hereby incorporated into this Amendment by reference.

2.                                       Capitalized terms used in this Amendment shall have the same expressly defined meaning in this Amendment as in the Agreement, unless stated otherwise herein.

3.                                       Section 6.1 of the Agreement is hereby deleted in its entirety and replaced with the following:

“Section 6.1. Closing Date.  The closing of the transaction contemplated by this Contract (the “Closing”) shall take place in the offices of the Title Company, at a time mutually agreed upon by Seller and Purchaser, on the date of August 31, 2004 (the “Closing Date”).”

4.                                       Except as specifically amended or modified by this Amendment, all terms and conditions contained in the Agreement shall remain in full force and effect as provided therein.  If a provision of this Amendment conflicts with a provision of the Agreement, this Amendment shall control.

5.                                       This Amendment may be executed in counterparts, and by each of the parties on separate counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one in the same instrument, and that facsimile counterparts of the signatures of the undersigned of this Amendment shall be effective for all purposes as original signed counterparts.

[signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above.

“PURCHASER”			“SELLER”

KRG CEDAR HILL PLAZA, LP			PARKLANE/CEDAR HILL, LTD.

By:	KRG CHP Management, LLC, its general		By:	Today Cedar Hill GP, Inc., its general
partner				partner

	By:	/s/ John Kite		By:	/s/ Frank Mihalopoulos
(signature)			Frank Mihalopoulos, Vice President

Its:
(printed name and title)